John A. Harcourt
                              12016 Thornridge Road
                             Oklahoma City, OK 73120




George W. Cole
EMTC International, Inc.
Suite 770
3535 Northwest 58th Street
Oklahoma City, OK   73112

                               Re:      EMTC International, Inc.

Dear Mr. Cole:

The undersigned consents to serve as a director of EMTC International, Inc. should the proposed merger between it and Engineering and Materials Technology Corporation be approved and effected. Further, the undersigned consents to being named in Form SB-2 and Form S-4 Registration Statements filed with the Securities and Exchange Commission as a person who will so serve as a director.

                                   Sincerely,

                                   /s/ John A. Harcourt

                                   John A. Harcourt

Dated:  April 18, 2002